Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Supplement to the Statement of Additional Information and to the use of our reports: (1) dated March 31, 2010, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, and (2) dated April 14, 2010, with respect to the subaccounts of the WRL Series Life Account G, included in Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-149386) under the Securities Act of 1933 and related Prospectus of WRL Freedom Asset Advisor.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 14, 2010